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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is entered into as of this fifteenth day of January, 1998, by and among Excite, Inc., a California corporation ("EXCITE"), XCite Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Excite ("MERGER SUB"), Matchlogic, Inc., a Delaware corporation ("MATCHLOGIC"), and, with respect to Sections 1.6, 2, 4.4, 4.10 and 10 only, TL Ventures III, L.P, TL Ventures III Offshore, TL Ventures III Interfund L.P., Sequel Limited Partnership, Sequel Euro Limited Partnership, Internet Capital Group, L.L.C. and Data Strategies, Inc. (collectively, the "PRINCIPAL STOCKHOLDERS") and with respect to Sections 1.3 and 7.8 only, Gary Anderson.

                                    RECITALS

         A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub will merge with and into Matchlogic in a reverse triangular merger (the "MERGER"), with Matchlogic to be the surviving corporation of the Merger, pursuant to the terms and conditions of this Agreement and a Certificate of Merger substantially in the form of Exhibit A attached hereto (the "CERTIFICATE OF MERGER") and the applicable provisions of the law of the State of Delaware. Upon the effectiveness of the Merger, all of the outstanding Common Stock and Preferred Stock of Matchlogic will be converted into Common Stock of Excite ("EXCITE COMMON STOCK"). In addition, all outstanding options ("MATCHLOGIC OPTIONS") and warrants ("MATCHLOGIC WARRANTS") to purchase shares of the Common Stock and Preferred Stock of Matchlogic will be converted into options and warrants, respectively, to purchase Excite Common Stock, all as provided in this Agreement and the Certificate of Merger. The options and warrants exercisable for Excite Common Stock issued in the Merger shall be referred to herein as the "EXCITE SECURITIES."


         B. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(2)(E) of the Code and as a "pooling of interests" for accounting purposes.

         NOW, THEREFORE, the parties intending to be bound hereby agree as follows:

1.       PLAN OF REORGANIZATION

         1.1 The Merger. A Certificate of Merger will be filed with the office of the Secretary of State of Delaware as soon as practicable after the Closing Date (as defined in Section 6.1 hereof). The effective date and time of such filing is referred to herein as the "EFFECTIVE TIME". At the Effective Time, Merger Sub will be merged with and into Matchlogic pursuant to this Agreement and the Certificate of Merger and in accordance with applicable provisions of the law of the State of Delaware as follows:





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                 1.1.1    Conversion of Shares.  Each share of Matchlogic
Common Stock (the "MATCHLOGIC COMMON STOCK") and each share of Matchlogic Series A Preferred Stock (the "MATCHLOGIC SERIES A PREFERRED STOCK") (collectively, the "MATCHLOGIC CAPITAL STOCK") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof (the "MATCHLOGIC STOCKHOLDER(S)"), be converted into the right to receive the "COMMON APPLICABLE FRACTION" of a fully paid and nonassessable share of Excite Common Stock.

                          (i)     The Total Excite Shares.  The Total Excite
Shares issuable in connection with the Merger (the "TOTAL EXCITE SHARES") shall be equal to an aggregate of three million two hundred thirty-six thousand three hundred sixty-four (3,236,364) shares of Excite Common Stock.

                          (ii)    Common Applicable Fraction.  The Common
Applicable Fraction shall be determined by dividing (A) the Total Excite Shares (as defined above in Merger Subsection 1.1.1(i)) by (B) the "TOTAL MATCHLOGIC SHARES", which shall be equal to the sum of: (i) the number of shares of Matchlogic Common Stock outstanding immediately prior to the Effective Time,
(ii) the total number of shares of Matchlogic Common into which all shares of Matchlogic Series A Preferred Stock that are outstanding as of the date hereof could be converted, and (iii) the total number of shares of Matchlogic Common Stock issuable upon exercise of all Matchlogic Options outstanding and vested and Matchlogic Warrants outstanding immediately prior to the Effective Time.

                          (iii)   Application of the Common Applicable
Fraction. The holders of Matchlogic Common Stock shall receive such number of shares of Excite Common Stock equal to the Common Applicable Fraction multiplied by the number of shares of Matchlogic Common Stock so held by such stockholder. The holders of Matchlogic Series A Preferred Stock shall receive such number of shares of Excite Common Stock equal to the Common Applicable Fraction multiplied by the number of shares of Matchlogic Common Stock into which each share of Matchlogic Series A Preferred Stock is convertible.

                 1.1.2 Matchlogic Options. At the Effective Time, Excite will assume all outstanding options (both vested and unvested) to purchase shares of Matchlogic Common Stock and each holder of a Matchlogic Option granted (a) under the Matchlogic, Inc. 1997 Stock Plan (the "MATCHLOGIC OPTION PLAN") or (b) outside of the Matchlogic Option Plan, shall be entitled, in accordance with the existing terms of each such Matchlogic Option, to purchase after the Effective Time that number of shares of Excite Common Stock determined by multiplying the number of shares of Matchlogic Common Stock subject to such Matchlogic Option at the Effective Time by the Common Applicable Fraction, and the exercise price per share for each such assumed option (the "ASSUMED OPTION") will equal the exercise price of the Matchlogic Option immediately prior to the Effective Time divided by the Common Applicable Fraction. If the foregoing calculation results in an Assumed Option (a) being exercisable for a fraction of a share, then the number of shares of Excite Common Stock subject to such Assumed Option will





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be rounded down to the nearest whole number with no cash being payable for such fractional share, or (b) being exercisable for an exercise price that includes a fraction of a cent, the exercise price shall be rounded up to the nearest whole cent. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422A of the Code, if applicable, and all other terms of the Assumed Options will otherwise be unchanged. The continuous term of employment with Matchlogic will be credited to each holder of an Assumed Option as if it were employment with Excite for purposes of determining the vesting and the number of shares subject to exercise after the Effective Time. Promptly following the Effective Time, Excite will issue to each holder of an Assumed Option a document evidencing the foregoing assumption by Excite. Attached hereto as Exhibit 1.1.2 is list of all holders of Matchlogic Options and the number of options held by each, the number of shares of Excite Common Stock for which each Matchlogic Option will become exercisable and the exercise price of each such assumed option. To the extent required by, and subject to the provisions of, such Matchlogic Option Plan, Excite shall comply with the terms of the Matchlogic Option Plan and use its reasonable best efforts to preserve the incentive stock option status after the Effective Time of the Assumed Options which qualified as incentive stock options prior to the Effective Time.

                 1.1.3 Matchlogic Warrants. At the Effective Time, Excite will assume all outstanding warrants (including the warrant issuable to Silicon Valley Bank upon the Closing) to purchase shares of Matchlogic Capital Stock and each holder of a Matchlogic Warrant (an "ASSUMED WARRANT") shall be entitled, in accordance with the existing terms of such Matchlogic Warrant, to purchase after the Effective Time that number of shares of Excite Common Stock determined by multiplying the number of shares of Matchlogic Capital Stock subject to such Matchlogic Warrant at the Effective Time by the Common Applicable Fraction, and the exercise price per share for each such assumed Warrant will equal the exercise price of the Matchlogic Warrant immediately prior to the Effective Time divided by the Common Applicable Fraction. If the foregoing calculation results in an Assumed Warrant being exercisable for a fraction of a share, then the number of shares of Excite Common Stock subject to such Assumed Warrant will be rounded down to the nearest whole number with no cash being payable for such fractional share. The terms of the Matchlogic Warrants will otherwise be unchanged.

                 1.1.4 Adjustments for Capital Changes. If prior to the Effective Time, Excite recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the number of shares of Excite Common Stock into which the shares of Matchlogic Capital Stock, Matchlogic Options and Matchlogic Warrants are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Matchlogic Capital Stock, Matchlogic Options and Matchlogic Warrants and the holders of Excite shares.

                 1.1.5 Dissenting Shares. Holders of shares of Matchlogic Capital Stock who have complied with all requirements for perfecting dissenter's rights, as set forth in the general





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corporation law of the State of Delaware (the "DELAWARE LAW"), shall be entitled to their rights under the Delaware Law with respect to such shares ("DISSENTING SHARES").

         1.2 Fractional Shares. No fractional shares of Excite Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Matchlogic Capital Stock who would otherwise be entitled to receive a fraction of a share of Excite Common Stock will receive from Excite, promptly after the Effective Time, an amount of cash equal to (i) the closing price of Excite Common Stock as reported on NASDAQ National Market System on the date immediately prior to the date of Closing, multiplied by (ii) the fraction of a share to which such holder would otherwise be entitled.

         1.3 Escrow Agreement. At the closing of the Merger (the "CLOSING"), Excite will withhold that number of shares of Excite Common Stock otherwise issuable to the Matchlogic Stockholders in accordance with Section
1.1 (the "ISSUABLE SHARES") as determined pursuant to this Section 1.3 (rounded down to the nearest whole number of shares to be issued to each Matchlogic Stockholder) and deliver such shares (the "ESCROW SHARES") to Chase Trust Company of California (the "ESCROW AGENT"), as escrow agent, to be held by the Escrow Agent as collateral for Matchlogic's and the Matchlogic Stockholder's obligations under Section 10.2 and pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT") in substantially the form of Exhibit 1.3. The Escrow Shares will be represented by a certificate or certificates issued in the name of the Matchlogic Stockholders and delivered to the Escrow Agent and will be held as collateral for Damages suffered by an Indemnified Person (each as defined in Section 10.2) for breaches of the representations, warranties and covenants of Matchlogic contained in this Agreement. The Escrow Shares shall equal seven and one-half percent (7-1/2%) of the Issuable Shares. The Escrow Shares will be delivered and, subject to the provisions of the succeeding sentence, will be held by the Escrow Agent from the Closing until
(a) the date on which Excite has received audited financial statements together with a report thereon from Excite's independent auditors covering the combined results of Excite and Matchlogic for the first fiscal year of Excite ending after the Closing Date (i.e., the year ending December 31, 1998), for items expected to be encountered in the audit process,[ provided that Excite shall have until March 31, 1999 to review the audit results to determine if any claim for Damages exists under Section 10.2 of this Agreement and Excite shall provide notice of any claim for Damages on or prior to March 31, 1999,] and (b) three hundred sixty (360) days from the Closing Date for all other items (the "ESCROW PERIOD"). Notwithstanding the foregoing and as more fully provided in the Escrow Agreement, (i) on the first business day after ninety days following the Effective Time (the "FIRST INTERIM DISTRIBUTION DATE") the Escrow Agent shall distribute to the Matchlogic Stockholders, on a pro rata basis, that portion of the Escrow Shares equal to two and one-half percent (2-1/2%) of the Issuable Shares (less that number of Escrow Shares having a value (as determined in accordance with the Escrow Agreement) sufficient to cover all Claims (as defined below) for which as of such First Interim Distribution Date Excite shall have given a Notice of Claim (as defined below) and which remain unsettled in which case such Escrow Shares shall be held exclusively for and in addition to the remainder of the Escrow Shares the satisfaction of any settlement or other resolution of any and all such Claims as determined under the provisions of Section 5 of the Escrow Agreement), and (ii) on the first business day after three hundred and sixty (360) days following the Effective Time (the "SECOND INTERIM





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DISTRIBUTION DATE"), the Escrow Agent shall distribute to the Matchlogic
Stockholders, on a pro rata basis, the remainder of the Escrow Shares (less that number of Escrow Shares having a value (as determined in accordance with the Escrow Agreement) sufficient to cover all Claims for which as of such Second Interim Distribution Date Excite shall have given a Notice of Claim and which remain unsettled in which case such Escrow Shares shall be held for the satisfaction of any settlement or other resolution of any and all such Claims (including Claims for which Exicte had given a Notice of Claim as of the First Interim Distribution Date and which remain unsettled as of the Second Interim Distribution Date) as determined under the provisions Section 5 of the Escrow Agreement). In all cases as to matters which an Indemnified Person has given a Notice of Claim for Damages during the Escrow Period, such period with respect thereto shall continue until such claim for Damages is finally resolved and the Matchlogic Stockholder's indemnification obligations under Section 10.2 hereof with respect thereto are fully satisfied.

                 In the event that the Merger is approved by the Matchlogic Stockholders, as provided herein, the Matchlogic Stockholders shall, without any further act of any Matchlogic Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for the Matchlogic Stockholder's indemnification obligations under Section 10.2 in the manner set forth in the Escrow Agreement, (ii) the appointment of Gary Anderson as the representative of the Matchlogic Stockholders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Matchlogic Stockholder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement (including, without limitation, the exercise of the power to:
(a) execute and deliver the Escrow Agreement; (b) authorize delivery to Excite of Escrow Shares in satisfaction of claims by Excite; (c) agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims;
(d) resolve any claim made pursuant to Section 10.2; and (e) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

         1.4 Effects of the Merger. At the Effective Time: (a) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Matchlogic, and Matchlogic will be the surviving corporation, pursuant to the terms of the Certificate of Merger, (b) the Certificate of Incorporation and Bylaws of Matchlogic will be amended and restated to be the same as the Certificate of Incorporation and Bylaws of Merger Sub; provided, however, that the corporate name of Matchlogic will not change, (c) the Board of Directors and officers of Excite will remain unchanged except as provided in Section 7.9 hereinbelow, (d) all the directors of Matchlogic immediately prior to the Effective Time will resign and Excite will appoint new directors of the surviving corporation and the officers of Matchlogic immediately prior to the Effective Time will resign and Excite will appoint the new officers of the surviving corporation, (e) each share of Matchlogic Capital Stock outstanding immediately prior to the Effective Time will be converted into Excite Common Stock and each Matchlogic Option and Matchlogic Warrant outstanding immediately prior to the Effective Time will be assumed by Excite, each as provided in Sections 1.1 and 1.2, and (f) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.





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         1.5     S-3 Registration Rights and Registration on Form S-8.

                 1.5.1 S-3 Registration Rights. Effective upon the Effective Time, each Matchlogic Stockholder who receives shares of Excite Common Stock in the Merger pursuant to Section 1.1 hereof and each holder of an Assumed Warrant shall be granted Form S-3 registration rights (other than pursuant to the assumption of Assumed Options, which shall be covered by a Form S-8 pursuant to Section 1.5.2 hereof) under the 1933 Act on the terms and subject to the conditions and limitations of the Registration Rights Agreement attached hereto as Exhibit 1.5.1A. Within ninety (90) days of the Closing, Excite will cause to be filed a Registration Statement on Form S-3 covering the resale of all securities issued (other than Assumed Options which shall be covered by the Form S-8, pursuant to Section 1.5.2 hereof). Excite will use reasonable commercial efforts to cause the Registration Statement to become effective promptly after filing and shall keep such Registration Statement effective until such time as the recipients of the Excite Common Stock are eligible to sell all of the Excite Common Stock (other than those covered by the Form S-8) in a three (3) month period pursuant to the resale restrictions provided for in Rule 144 under the Securities Act. Each Matchlogic Stockholder shall agree that the Excite Securities issued to such Matchlogic Stockholder (the "LOCK-UP SHARES"), to the extent requested by Excite or an underwriter of securities of Excite, be subject, on a pro rata basis, to the lock-up provisions included in the Registration Rights Agreement. In the event Excite initiates an underwritten offering of at least twenty million dollars ($20,000,000.00) of newly issued shares of Excite Common Stock with nationally recognized underwriters while the S-3 Registration Statement is effective each Matchlogic Stockholder agrees to be subject to the lock-up provisions set forth in the Registration Rights Agreement.

                 1.5.2 Registration on Form S-8. In addition, Excite shall use reasonable commercial efforts to cause the shares of Excite Common Stock that are issuable upon exercise of the Assumed Options to be registered under the Securities Act on Form S-8 ("FORM S-8"). Matchlogic will reasonably cooperate with Excite to the best of Matchlogic's ability in the preparation of the Form S-8.

         1.6 Qualify as a Tax-Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code. The parties believe that the total value of the Excite Common Stock to be received in the Merger by the Matchlogic Stockholders is equal, in each instance, to the total value of the Matchlogic Capital Stock to be surrendered in exchange therefor. The Excite Common Stock and Excite Securities issued in the Merger will be issued solely in exchange for Matchlogic Capital Stock, Matchlogic Options and Matchlogic Warrants, respectively, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Matchlogic Capital Stock, Matchlogic Options and Matchlogic Warrants. Except for cash paid in lieu of fractional shares or for Dissenting Shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by Excite for the Matchlogic Capital Stock in the Merger. The parties shall not take a position on any tax returns inconsistent with this Section 1.6. In addition, Excite represents now, and as of the Closing Date, that it presently intends to





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continue Matchlogic's historic business or use a significant portion of
Matchlogic's business assets in a business. Excite has no current plan or intention to liquidate Matchlogic, to merge Matchlogic with and into another corporation, to sell or otherwise dispose of the stock of Matchlogic or to cause Matchlogic to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code. At the Closing, the Chief Financial Officers of Excite and Matchlogic shall each execute and deliver tax certificates in the forms of Exhibits 1.6A-B, together with an acknowledgment that such certificates will be relied upon by counsel to Matchlogic and counsel to Excite. The provisions and representations contained or referred to in this
Section 1.6 shall survive until the expiration of the applicable statute of limitations.

2.       REPRESENTATIONS AND WARRANTIES OF MATCHLOGIC AND PRINCIPAL
         SHAREHOLDERS

         The Principal Stockholders and Matchlogic, jointly and severally, hereby represent and warrant as follows, except as set forth in the Matchlogic Schedule of Exceptions (in numbered paragraphs that correspond to the Section numbers below) simultaneously delivered to Excite with the execution of this Agreement, as Exhibit 2.0:

         2.1 Organization and Good Standing. Matchlogic is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and is in good standing under the laws of the State of Colorado, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected business, results of operations or financial condition (a "MATERIAL ADVERSE EFFECT").

         2.2     Power, Authorization and Validity.

                 2.2.1 Matchlogic has the right, power, legal capacity and authority to enter into and, subject to Matchlogic Stockholder approval, perform its obligations under this Agreement, and all agreements to which Matchlogic is or will be a party that are required to be executed pursuant to this Agreement (the "MATCHLOGIC ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Matchlogic Ancillary Agreements have been duly and validly approved and authorized by Matchlogic's Board of Directors.

                 2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Matchlogic to enter into, and to perform its obligations under, this Agreement and the Matchlogic Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Matchlogic is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) consents required under contracts disclosed in Exhibit
2.11 and (d) the approval of the Matchlogic Stockholders of the transactions contemplated hereby, as provided under applicable law and Matchlogic's Certificate of Incorporation and Bylaws.





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                 2.2.3    This Agreement and the Matchlogic Ancillary
Agreements are, or when executed by Matchlogic will be, valid and binding obligations of Matchlogic enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

         2.3 Capitalization. The authorized capital stock of Matchlogic consists of seventeen million (17,000,000) shares of Common Stock, par value $.01 per share ("MATCHLOGIC COMMON STOCK") and ten million one hundred sixty-six thousand six hundred sixty-seven (10,166,667) shares of Preferred Stock., par value $.01 per share. All of the authorized shares of Matchlogic Preferred Stock are designated as Series A Preferred Stock ("MATCHLOGIC SERIES A PREFERRED STOCK"). As of December 31, 1997, 3,358,823 shares of Matchlogic Common Stock and 10,000,000 shares of Matchlogic Series A Preferred Stock, are issued and outstanding. An aggregate of one million nine hundred nine hundred thirty nine thousand one hundred forty (1,939,140) shares of Matchlogic Common are reserved and authorized for issuance pursuant to the Matchlogic Option Plan, of which options to purchase a total of 556,500 shares of Common Stock are outstanding thereunder. Warrants to purchase 173,097 shares of Matchlogic Common Stock and 166,667 shares of Matchlogic Series A Preferred Stock are issued and outstanding. All issued and outstanding shares of Matchlogic Capital Stock have been duly authorized and validly issued, are fully paid and non assessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Matchlogic in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Matchlogic Capital Stock, Matchlogic Options and Matchlogic Warrants and the number of shares, options and warrants held by each has been delivered by Matchlogic to Excite herewith as Exhibit 2.3. Except as set forth in this
Section 2.3 and in Exhibit 2.3, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of Matchlogic's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of Matchlogic Capital Stock or obligating Matchlogic to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. None of the Matchlogic Options or other issuances of securities under the Matchlogic Option Plan or outside the Matchlogic Option Plan are subject to acceleration or automatic vesting as a result of the Merger. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Matchlogic's outstanding securities. Matchlogic is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. None of the Matchlogic Options or other issuance of securities under the Matchlogic Option Plan or outside of the Matchlogic Option Plan are subject to acceleration or automatic vesting as a result of the Merger.





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         2.4     Merger Subsidiaries.  Matchlogic does not have any
subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

         2.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor of any Matchlogic Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Matchlogic, as currently in effect,
(b) in any material respect, any Material Agreement (as defined in Section 2.11) to which Matchlogic is a party or by which Matchlogic is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Matchlogic or its assets or properties, except, in each case, where such conflict, termination, breach, impairment or violation would not have a Material Adverse Effect on Matchlogic.

         2.6 Litigation. There is no action, proceeding, claim or investigation pending against Matchlogic before any court or administrative agency that if determined adversely to Matchlogic may reasonably be expected to have a Material Adverse Effect on Matchlogic; nor, to the best of Matchlogic's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to Matchlogic's knowledge, no basis for any shareholder or former shareholder of Matchlogic, or any other person, firm, corporation, or entity, to assert a claim against Matchlogic or Excite based upon: (a) ownership or rights to ownership of any shares of Matchlogic Capital Stock (except for dissenter's rights with respect to shares of Excite Common Stock issuable by virtue of the Merger), (b) any rights as a Matchlogic Stockholder, including any option or preemptive rights or rights to notice or to vote, or
(c) any rights under any agreement among Matchlogic and the Matchlogic Stockholders.

         2.7 Taxes. Matchlogic has timely filed all federal, state, local and foreign tax returns, estimates, information statements and reports required to be filed with respect to Matchlogic and its operations (collectively, "RETURNS"), has timely paid all taxes shown due on all Returns which have been filed, has established an adequate accrual or reserve for the payment of all taxes, due and payable, including reasonable accruals for taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable Returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amounts so paid or accruals or reserves so established. Matchlogic is not delinquent in the payment of any tax nor delinquent in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed, or assessed by any taxing authority. Matchlogic has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any tax. Matchlogic has not received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority (including but not limited to any sales tax authority) regarding Matchlogic. No tax return of Matchlogic has ever been audited by the Internal Revenue Service or any state taxing agency or authority. Matchlogic has provided to Excite copies of all federal and state income and all state sales and use Returns for all periods since the date of Matchlogic's incorporation. There are no liens, pledges, charges, claims, security interests or other encumbrances of any sort on the assets of Matchlogic relating to or attributable to taxes, other than liens for taxes not yet due and payable.

There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Matchlogic that, individually or collectively, could give rise to the payment of any amount that would be disallowed pursuant to Section 280G or 162(m) of the Code. Matchlogic is not a party to a tax sharing or allocation agreement nor does Matchlogic owe any amount under any such agreement. Matchlogic has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Matchlogic. None of Matchlogic's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code. For the purposes of this Agreement, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

         2.8 Matchlogic Financial Statements. Matchlogic has delivered to Excite as Exhibit 2.8 Matchlogic's (a) unaudited balance sheet as of November 30, 1997 (the "1997 BALANCE SHEET") and income statement and statement of cash flows for the approximately seven (7) month period then ended (collectively, the "1997 FINANCIAL STATEMENTS"), and (b) unaudited balance sheet as of December 31, 1997 (the "DECEMBER 31, 1997 BALANCE SHEET") and income statement and statement of cash flows for the approximately eight (8) month period then ended (collectively, the "DECEMBER FINANCIAL STATEMENTS") (the 1997 Financial Statements and December Financial Statements are collectively referred to herein as the "FINANCIAL STATEMENTS"). The Financial Statements are in accordance with the books and records of Matchlogic and fairly present in all material respects the financial condition of Matchlogic at the dates therein indicated and the results of operations for the periods therein specified. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as to footnotes). Matchlogic has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements which would be required under generally accepted accounting principles to be reflected or reserved, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

         2.9 Title to Properties. Matchlogic owns no real property. Matchlogic has good and marketable title to all of its assets as shown on the December 31, 1997 Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable) in excess of twenty five thousand dollars ($25,000) in the aggregate. All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Matchlogic is a party are fully effective and afford Matchlogic peaceful and undisturbed possession of the subject matter of the lease. Matchlogic is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on Matchlogic), and has not received any notice of such violation with which it has not complied.

         2.10 Absence of Certain Changes. Since December 31, 1997 and up to and including the date of this Agreement, there has not been with respect to
Matchlogic:

                 (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or is reasonably likely to have a material adverse effect on Matchlogic;

                 (b) any material contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

                 (c) any mortgage, encumbrance or lien placed on any of the material properties of Matchlogic other than in the ordinary course of business;

                 (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

                 (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of Matchlogic other than in the ordinary course of business;

                 (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Matchlogic;

                 (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

                 (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

                 (i) any change with respect to the management, supervisory or other key personnel thereof;

                 (j) any payment or discharge of a material lien or liability thereof which lien was not either shown on the 1997 Balance Sheet or incurred in the ordinary course of business thereafter; or

                 (k) any material obligation or liability incurred thereby to any of its officers, directors or shareholders or any loans or advances made thereby to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers and directors.

         2.11 Material Agreements, Contracts and Commitments. Except as set forth on Exhibit 2.11 delivered to Excite herewith, Matchlogic is not a party or subject to any oral or written contracts, obligations, commitments, plans, leases, instruments, arrangements or licenses not entered into in the ordinary course of business which is material to the business of Matchlogic (each a "MATERIAL AGREEMENT"), including, but not limited to any:

                 (a) Contract providing for potential payments by or to Matchlogic in excess of Twenty Five Thousand Dollars ($25,000.00) or more;

                 (b) Product distribution agreement, development agreement, or license agreement as licensor or licensee (except for standard non-exclusive software licenses granted to end-user customers in the ordinary course of business the form of which has been provided to Excite's counsel or standard licenses purchased by Matchlogic for off-the-shelf software);

                 (c) Material agreement for the lease of real or personal property;

                 (d) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

                 (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements;

                 (f) Contract containing covenants purporting to limit Matchlogic's freedom to compete in any line of business in any geographic area; or

                 (g) Stock redemption or purchase agreement yet to be performed.

                 To its knowledge, all Material Agreements listed in Exhibit
2.11 constitute valid and enforceable obligations of the parties thereto and are in full force and effect. Matchlogic is not, nor, to the knowledge of Matchlogic and the Principal Stockholders, is any other party thereto, in breach or default in any material respect under the terms of any such Material Agreement, which breach or default may reasonably be expected to have a Material Adverse Effect on Matchlogic. A copy of each agreement or document listed on Exhibit 2.11 has been delivered to Excite's counsel. Matchlogic is not a party to any contract or arrangement which has had or could reasonably be expected to have a Material Adverse Effect on Matchlogic.

         2.12 Intellectual Property. Matchlogic owns, or has the rights to use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of, or used in, its business as presently conducted and as contemplated to be conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "MATCHLOGIC IP RIGHTS") and such rights to use, sell or license are reasonably sufficient for the conduct of its business as presently conducted and as contemplated to be conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Matchlogic

IP Right (the "MATCHLOGIC IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Matchlogic IP Right or impair the right of Matchlogic to use, sell or license any Matchlogic IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on Matchlogic). There are no royalties, honoraria, fees or other payments payable by Matchlogic to any person by reason of the ownership, use, license, sale or disposition of the Matchlogic IP Rights (other than as set forth in the Matchlogic IP Rights Agreements listed in Exhibit 2.12). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Matchlogic or currently under development by Matchlogic violates any license or agreement between Matchlogic and any third party or infringes any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of Matchlogic and the Principal Stockholders, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Matchlogic IP Right; nor, to the knowledge of Matchlogic and the Principal Stockholders is there any reasonable basis for any such claim; nor has Matchlogic received any notice asserting that any Matchlogic IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of Matchlogic and the Principal Stockholders, is there any reasonable basis for any such assertion. Matchlogic has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Matchlogic IP Rights. The "certificate(s) of originality"("CERTIFICATE(S) OF ORIGINALITY") relating to Matchlogic's software documentation and other materials used in Matchlogic's business and Exhibit 2.12 together contain a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Matchlogic to perfect or protect its interest in Matchlogic IP Rights, including, without limitation, all patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, tradenames, service marks, service mark applications, trade secrets and all Matchlogic IP Rights Agreements (except for object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same). As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all industrial and intellectual property rights in any jurisdiction in the world, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, moral rights, franchises, licenses, inventions, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

         2.13 Compliance with Laws. Matchlogic has complied in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a Material Adverse Effect on Matchlogic), including, without limitation:
(a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. Matchlogic has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business and which, if not received or filed, would have a Material Adverse Effect on Matchlogic. There are no legal or administrative proceedings or investigations pending, or to its knowledge threatened, that, if enacted or determined adversely to Matchlogic, would result in any Material Adverse Effect on Matchlogic, provided that Matchlogic itself is not a party to any such proceeding or investigation.

         2.14 Certain Transactions and Agreements. None of the officers of Matchlogic or Principal Stockholders nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with Matchlogic (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of the officers, directors or Principal Stockholders, nor any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Matchlogic, except for normal compensation for services as an officer, consultant, director or employee thereof. None of said officers, directors or Principal Stockholders, nor any member of their immediate families, has any interest in any property, real or personal, tangible or intangible, including inventions, patents, copyrights, trademarks or trade names or trade secrets, used in or pertaining to the business of Matchlogic, except for the normal rights of a stockholder.

         2.15.   Employees, ERISA and Other Compliance.

                 2.15.1 Except as set forth in Exhibit 2.15.1, Matchlogic has no employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All current and former officers, employees and consultants of Matchlogic having access to proprietary information or in any way involved with the creation of Matchlogic IP Rights have executed and delivered to Matchlogic an agreement regarding the protection of such proprietary information or Matchlogic IP Rights and the assignment of inventions to Matchlogic; copies of the form of all such agreements have been delivered to Excite's counsel.

                 2.15.2 Matchlogic (i) has not ever been nor is subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has not any current labor disputes. Matchlogic has good labor relations and has no knowledge of any facts regarding its labor relations or the employment plans of key employees indicating that the consummation of the transactions contemplated hereby is reasonably likely to have a material adverse effect on Matchlogic. Matchlogic has no knowledge that any of its key employees intends to leave its employ.

                 2.15.3 Exhibit 2.15.3 identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or formal plans or agreements involving direct or indirect compensation or benefits, but excluding workers' compensation, unemployment compensation and other government-mandated programs currently or previously maintained, contributed to or entered into by Matchlogic under which Matchlogic or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "MATCHLOGIC EMPLOYEE PLANS"). For purposes of this Section 2.15.3, "ERISA AFFILIATE" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code,
(B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Matchlogic. Copies of all Matchlogic Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and summary plan descriptions thereof (including summary plan descriptions) have been delivered to Excite or its counsel, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Matchlogic Employee Plan. All Matchlogic Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "MATCHLOGIC PENSION PLANS"), are identified as such in Exhibit 2.15.3. As of September 30, 1997, all contributions due from Matchlogic with respect to any of the Matchlogic Employee Plans have been made as required under ERISA or have been accrued on Matchlogic's financial statements. Each Matchlogic Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Matchlogic Employee Plans.

                 2.15.4            No "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Matchlogic Employee Plan which is covered by Title I of ERISA which would result in a material liability to Matchlogic taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Matchlogic Employee Plan has or will make Matchlogic or any officer or director of Matchlogic subject to any material liability under Title I of ERISA or liable for any material tax (as defined in Section 2.7) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

                 2.15.5            Any Matchlogic Pension Plan which is
intended to be qualified under Section 401(a) of the Code (an "MATCHLOGIC 401(A) PLAN") has received a favorable determination from the Internal Revenue Service as to its qualifications, and Matchlogic is not aware of any reason why such determination may not be relied upon by such plan.

                 2.15.6 Exhibit 2.15.6 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not an Matchlogic Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by Matchlogic and (C) covers any employee or former employee of Matchlogic. Such contracts, plans and arrangements as are described in this Section 2.15.6 are herein referred to collectively as the "MATCHLOGIC BENEFIT ARRANGEMENTS." Each Matchlogic Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Matchlogic Benefit Arrangement. Matchlogic has delivered to Excite or its counsel a complete and correct copy or description of each Matchlogic Benefit Arrangement.

                 2.15.7 There has been no amendment to, written interpretation or announcement (whether or not written) by Matchlogic relating to, or change in employee participation or coverage under, any Matchlogic Employee Plan or Matchlogic Benefit Arrangement that would increase materially the expense of maintaining such Matchlogic Employee Plan or Matchlogic Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1996.

                 2.15.8            Matchlogic has timely provided to
individuals entitled thereto all required notices and coverage pursuant to
Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) under any Matchlogic Employee Plan occurring prior to and including the Closing Date, and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Matchlogic.

                 2.15.9 No benefit payable or which may become payable by Matchlogic pursuant to any Matchlogic Employee Plan or any Matchlogic Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

                 2.15.10 Matchlogic is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

                 2.15.11 To Matchlogic's knowledge, no employee of Matchlogic is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and, to Matchlogic's knowledge, the employment of such employees does not subject Matchlogic to any liability.

                 2.15.12 A list of all employees, officers and consultants of Matchlogic and their current compensation is set forth on Exhibit 2.15.12, which has been delivered to Excite.

                 2.15.13           Except for the agreements described in
Section 1.1.2 hereof, Matchlogic is not a party to any (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Matchlogic in the nature of any of the transactions contemplated by this Agreement and the Certificate of Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Certificate of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Certificate of Merger.

         2.16 Corporate Documents. Matchlogic has made available to Excite for examination all documents and information listed in the Matchlogic Schedule of Exceptions or other Exhibits called for by this Agreement or which have been requested by Excite's legal counsel, including, without limitation, the following: (a) copies of Matchlogic's Certificate of Incorporation and Bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Matchlogic, or any securities of Matchlogic, and all applications for such permits, orders, and consents.

         2.17 No Brokers. Neither Matchlogic nor any of the Principal Stockholders are obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Matchlogic Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

         2.18 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Matchlogic to Excite under this Agreement, including the Certificates of Originality, when taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not materially misleading.

         2.19 Information Supplied. None of the information supplied or to be supplied by Matchlogic to its stockholders in connection with the solicitation of the approval of Matchlogic's stockholders of the Merger and the transactions contemplated in connection therewith (collectively, "STOCKHOLDER MATERIALS"), at the date such information is supplied and at the effective time of such stockholders' approval of the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that Matchlogic makes no representations or warranties regarding information furnished by or related to Excite.

         2.20 Insurance. Matchlogic maintains fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

         2.21    Environmental Matters.

                 2.21.1 During the period that Matchlogic has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) by Matchlogic, or to Matchlogic's or the Principal Stockholder's knowledge, by others, on, from or under such properties or facilities, the liability for which would have a Material Adverse Effect on Matchlogic. Matchlogic has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Matchlogic having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

                 2.21.2 To the knowledge of Matchlogic and the Principal Stockholders, none of the properties or facilities of Matchlogic is in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Matchlogic has owned or leased its properties and facilities, neither Matchlogic nor, to Matchlogic's and the Principal Stockholders' knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials except in substantial accordance with applicable environmental laws.

                 2.21.3 During the time that Matchlogic has owned or leased its respective properties and facilities, there has been no litigation brought or, to its knowledge threatened, against Matchlogic by, or any settlement reached by Matchlogic with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

        2.22   Books and Records.

                        2.22.1    The books, records and accounts of Matchlogic
(a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Matchlogic, and (d) accurately and fairly reflect the basis for the Financial Statements.

                        2.22.2 Matchlogic has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Matchlogic is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.       REPRESENTATIONS AND WARRANTIES OF EXCITE AND SUB

         Excite and Merger Sub hereby jointly and severally represent and warrant as follows, that, except as set forth on the Excite Schedule of Exceptions delivered to Matchlogic as Exhibit 3.0:

         3.1     Organization and Good Standing.

                 3.1.1 Excite is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Excite.

                 3.1.2 Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Excite.

         3.2     Power, Authorization and Validity.

                 3.2.1 Excite and Merger Sub have the right, power, legal capacity and authority to enter into and perform their obligations under this Agreement, and all agreements to which

Excite and Merger Sub are or will be a party that are required to be executed pursuant to this Agreement (the "EXCITE ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Excite Ancillary Agreements have been duly and validly approved and authorized by Excite's Board of Directors and Merger Sub's Board of Directors.

                 3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Excite or Merger Sub to enter into, and to perform their obligations under, this Agreement and the Excite Ancillary Agreements, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, the filing of appropriate documents with the relevant authorities of other states in which Excite and Merger Sub are qualified to do business, if any; (b) such filings as may be required to comply with federal and state securities laws; and (c) the approval by the sole stockholder of Merger Sub of the transactions contemplated hereby.

                 3.2.3 This Agreement and the Excite Ancillary Agreements are, or when executed by Excite and Merger Sub will be, valid and binding obligations of Excite and Merger Sub enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

                 3.2.4 Due Authorization. The Excite Common Stock to be issued to Matchlogic Stockholders in connection with the Merger (including Excite Common Stock issuable upon exercise of the Assumed Options and the Assumed Warrants), when issued by Excite pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws and will be free and clear of all liens, encumbrances and adverse claims and, except as provided in the Matchlogic Affiliates Agreement (as defined in Section 4.12 hereof), may be resold by Matchlogic affiliates in accordance with Rule 145 of the Securities Act and may be freely resold, without restriction, by non-affiliates of Matchlogic.

         3.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Excite Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Certificate of Incorporation of Excite or Merger Sub, respectively, or the Bylaws of Excite or Merger Sub, all as currently in effect, (b) in any material respect, any material instrument or contract to which Excite or Merger Sub is a party or by which Excite or Merger Sub is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Excite or Merger Sub or their assets or properties. Excite is not currently in material violation of any agreement material to its business.

         3.4 Disclosure. Excite has made available to Matchlogic an investor disclosure package consisting of true and complete copies of (a) all Forms 10-K, 10-Q and 8-K filed by

Excite with the Securities and Exchange Commission (the "SEC") since its Initial Public Offering on April 10, 1996 (the "IPO") and up to the date of this Agreement, (b) any registration statement and amendments thereto filed with the SEC by Excite prior to execution of this Agreement, and (c) all proxy materials distributed to Excite's shareholders since the IPO and up to the date of this Agreement (collectively, the "SEC REPORTS"). The SEC Reports constitute all reports, registration statements, proxy statements and other filings required to be made by Excite under the Securities Act or the Exchange Act since the IPO. The SEC Reports (i) at the time filed, complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or fail to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes) contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respect with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Excite as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         3.5 Compliance with Laws. Excite and Merger Sub have complied in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to them or their assets, properties or business, the violation of which would have a Material Adverse Effect on Excite or Merger Sub, as the case may be. Excite and Merger Sub have received all permits and approvals from, and have made all filings with, third parties, including government agencies and authorities, that are necessary in connection with their present business. To Excite's and Merger Sub's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to them, would result in any Material Adverse Effect; provided that Excite itself is not a party to any such proceeding or investigation.

         3.6 Corporate Documents of Matchlogic. Excite and its legal counsel have had an opportunity to examine all documents and information listed in the Matchlogic Schedule of Exceptions or other Exhibits called for by this Agreement.

         3.7 No Brokers. Excite and Merger Sub are not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Excite Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

4.       MATCHLOGIC AND PRINCIPAL SHAREHOLDER PRECLOSING COVENANTS

         During the period from the date of this Agreement until the Effective Time, Matchlogic and each of the Principal Stockholders for purpose of Sections
4.4 and 4.10 only, covenant and agree as follows:

         4.1 Advice of Changes. Matchlogic will promptly advise Excite in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Matchlogic contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and (b) of any material adverse change in Matchlogic's business, results of operations or financial condition. The absence of the occurrence of any such event or material adverse change, however, is not a condition to Excite's obligation to close.

         4.2 Maintenance of Business. Matchlogic will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Matchlogic becomes aware of a material deterioration in the relationship with any material customer, supplier or key employee, it will promptly bring such information to the attention of Excite in writing and, if requested by Excite, will exert its best efforts to restore the relationship. The absence of any such material deterioration shall not be a condition to Excite's obligation to close.

         4.3 Conduct of Business. Matchlogic will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Excite:

                 (a) borrow any money (other than pursuant to existing credit or lease lines in the ordinary course of business);

                 (b) enter into any transaction not in the ordinary course of business or which involves an expense or capital commitment by Matchlogic in excess of Twenty Five Thousand Dollars ($25,000.00) or which obligates Matchlogic for a period exceeding six (6) months;

                 (c) encumber or permit to be encumbered any of its assets or grant liens therein;

                 (d) dispose of any portion of its assets with a value exceeding Twenty Five Thousand Dollars ($25,000);

                 (e) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

                 (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                 (g) except for Matchlogic's customary year-end employee bonuses in respect of 1997 previously approved by the Board of Directors of Matchlogic in an aggregate amount not to exceed 535,000.00, pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant or agree to same or enter into any new employment, severance, "golden parachute" or consulting agreement with any such person;

                 (h)      change accounting methods;

                 (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                 (j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                 (k) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amount;

                 (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

                 (m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

                 (n) issue or sell any shares of its capital stock of any class (except upon the exercise of a convertible security, option or warrant currently outstanding), or any other of its securities, or issue or create any warrants (other than the warrant to be issued to Silicon Valley Bank as of the Effective Time), obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or (except pursuant to contractual obligations currently in existence) accelerate the vesting of any outstanding option or other security;

                 (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                 (p) merge, consolidate or reorganize with, or acquire any entity;

                 (q)      amend its Certificate of Incorporation or Bylaws;

                 (r) license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

                 (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Excite for its review and approved by Excite prior to filing;

                 (t) change any insurance coverage or issue any certificates of insurance;

                 (u) hire or terminate any employee or consultant, except in the ordinary course of business; or

                 (v)      adopt or amend any employee benefit plan.

         4.4 Stockholders Approval. Matchlogic will obtain the written consent of the Matchlogic Stockholders at the earliest practicable date approving this Agreement, the Matchlogic Ancillary Agreements, the Merger and related matters, which approval will be unanimously recommended by Matchlogic's Board of Directors (to the extent consistent with their applicable fiduciary duties) and management.

         4.5 Proxy Statement. Matchlogic will send to the Matchlogic Stockholders in a timely manner, for the purpose of considering and executing a written consent approving the Merger all information relating to its business or operations necessary for inclusion in the Stockholder Materials to satisfy all requirements of applicable state and federal securities laws. Matchlogic and Excite each shall be solely responsible for any statement, information or omission in the Stockholder Materials relating to it or its affiliates based upon written information furnished by it. Matchlogic will not provide or publish to the Matchlogic Stockholders any material concerning it or its affiliates that violates the Securities Act or the United States Securities Exchange Act of 1934, as amended, (the "EXCHANGE ACT") with respect to the transactions contemplated hereby.

         4.6 Regulatory Approvals. Matchlogic will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement. Matchlogic will use its best efforts to obtain all such authorizations, approvals and consents.

         4.7 Necessary Consents. Matchlogic will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 4.6 to allow the consummation of the transactions contemplated hereby and to allow Excite to carry on Matchlogic's business after the Closing.

         4.8 Litigation. Matchlogic will notify Excite in writing promptly after learning of any actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it. The absence of any such actions, suits, proceedings or investigations shall not be a condition to Excite's obligations to close hereunder.

         4.9 Access to Information. Until the Closing, Matchlogic will allow Excite and its agents reasonable access to the files, books, records and offices of Matchlogic, including, without limitation, any and all information relating to Matchlogic's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition.

Matchlogic will cause its accountants to cooperate with Excite and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

       4.10 No Other Negotiations. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, Matchlogic will not, and will not authorize or permit any officer, director, employee or affiliate of Matchlogic, or any other person, on its behalf to, directly or indirectly, solicit or encourage any offer from any party or, subject to the fiduciary obligations of its directors and officers under the Delaware General Corporation Law, consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Acquirer), concerning the possible disposition of all or any substantial portion of Matchlogic's business, assets or capital stock by merger, sale or any other means. Matchlogic will promptly notify Acquirer orally and in writing of any such inquiries or proposals.

       4.11 Satisfaction of Conditions Precedent. Matchlogic will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Matchlogic will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         4.12 Matchlogic Affiliates Agreements. To ensure that the issuance of Excite Common Stock in the Merger complies with the Securities Act and that the Merger will be accounted for as a "pooling of interests," concurrently with the execution of this Agreement, Matchlogic will deliver to Excite a letter identifying all persons who are, in Matchlogic's reasonable judgment, "affiliates" of Matchlogic at the time this Agreement is executed, including, all (i) officers, (ii) directors and (iii) all persons or entities who own ten percent (10%) or greater of Matchlogic Capital Stock, assuming in that calculation that all Matchlogic Options and Matchlogic Warrants have been exercised (the "SIGNIFICANT STOCKHOLDERS"). Matchlogic will provide Excite with all information and documents needed to evaluate this list for compliance with securities laws. Matchlogic will use its best efforts to cause each of its affiliates to deliver to Excite, prior to Closing, a written agreement (the "MATCHLOGIC AFFILIATES AGREEMENT"), substantially in the form of Exhibit 4.12.

         4.13 Matchlogic Stockholder Representations. To ensure that the Merger will qualify as a reorganization for federal income tax purposes, Matchlogic will cause each of its affiliates, as defined in Section 4.12 above, to execute, at or before the Closing: (a) the Matchlogic Affiliates Agreement which contains a representation that such stockholder has no present plan or intention to sell or otherwise dispose of more than fifty percent (50%) of the shares of Excite Common Stock which the stockholder receives in the Merger and making such other representations as may be reasonably requested by Excite, its accountants or its attorneys for the purpose of ensuring such tax treatment, and (b) a "continuity of interest" certificate substantially in the form of Exhibit 4.13 hereof.

         4.14 Matchlogic Dissenting Shares. As promptly as practicable after the date of the Matchlogic Stockholders' Meeting and prior to the Closing Date, Matchlogic shall furnish Excite with the name and address of each Matchlogic Dissenting Stockholder and the number of Matchlogic Dissenting Shares owned by such Matchlogic Dissenting Stockholder

         4.15 Pooling Accounting. Matchlogic shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Matchlogic shall use its best efforts to cause its affiliates not to take any action that would adversely affect the ability of Excite to account for the business combination to be effected by the Merger as a pooling of interests.

         4.16 Blue Sky Laws. Matchlogic shall use its best efforts to assist Excite to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

         4.17 Investment Representation Letters and Investor Suitability Questionnaires. Matchlogic shall request each of its stockholders to complete an Investor Suitability Questionnaire and to sign an Investor Representation Letter, to be provided by Excite, prior to Closing.

5.       EXCITE AND MERGER SUB PRECLOSING COVENANTS

         During the period from the date of this Agreement until the Effective Time, Excite and Merger Sub covenant and agree as follows:

         5.1 Advice of Changes. Excite and Merger Sub will promptly advise Matchlogic in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Excite or Merger Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and
(b) of any material adverse change in Excite's or Merger Sub's business, results of operations or financial condition. The absence of the occurrence of any such event or material adverse change, however, is not a condition to Matchlogic's obligation to close.

         5.2 Regulatory Approvals. Excite and Merger Sub will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the transactions contemplated by this Agreement. Each of Excite and Merger Sub will use its best efforts to obtain all such authorizations, approvals and consents.

         5.3 Satisfaction of Conditions Precedent. Each of Excite and Merger Sub will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and each of Excite and Merger Sub will use its best efforts to cause the transactions contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         5.4 Excite Affiliates Agreements. To ensure that the Merger will be accounted for as a "pooling of interests," Excite will cause each of its affiliates, as defined in Section 4.11 above, to sign and deliver to Excite a written agreement (the "EXCITE AFFILIATES AGREEMENT"), in the form of Exhibit 5.4, providing that such person will make no disposition of Excite Common Stock
(a) in the thirty (30) day period prior to the Effective Time or (b) after the Effective Time until Excite shall have publicly released a report including the combined financial results of Excite and Matchlogic for a period of at least thirty (30) days of combined operations of Excite and Matchlogic.

         5.5 Blue Sky Laws. Excite shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

         5.6 Pooling Accounting. Excite shall use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Excite shall use its best efforts to cause its affiliates not to take any action that would adversely affect the ability of Excite to account for the business combination to be effected by the Merger as a pooling of interests.

         5.7 Employee Matters. Subject to compliance with pooling of interests accounting treatment and the requirements of any applicable laws, employees of Matchlogic who became employees of Excite at or after the Effective Time will be permitted to participate in those employee benefit plans sponsored by Excite in which similarly situated Excite employees participate subject to the eligibility and other provisions of such Excite employee benefit plans; provided, however, nothing contained herein shall require Excite following the Merger to offer continued employment to any Matchlogic employee.

6.       CLOSING MATTERS

         6.1 The Closing. Subject to termination of this Agreement as provided in Section 9 below, the Closing will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California the second business day following the satisfaction of all of the conditions set forth in Sections 7 and 8 hereof (the "CLOSING"), or at such other place, time and date as Matchlogic and Excite may mutually select (the "CLOSING DATE"). Concurrently with the Closing, an Certificate of Merger will be filed in the office of the Delaware Secretary of State. The Certificate of Merger shall provide that the Merger will become effective upon filing.

         6.2     Exchange of Certificates.

                 6.2.1 As of the Effective Time, all shares of Matchlogic Capital Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from Excite the number of shares of Excite Common Stock determined as set forth in Section 1.1.1, subject to Sections 1.1.4, 1.1.5, 1.2 and 1.3.

                 6.2.2 Each holder of shares of Matchlogic Capital Stock that are not Dissenting Shares will surrender the certificate(s) for such shares (the "MATCHLOGIC CERTIFICATES"), duly endorsed as requested by Excite, to Excite's counsel for cancellation for Excite's records. Promptly after the Effective Time and receipt of such Matchlogic Certificates, Excite's counsel will forward a letter of instruction to BankBoston, N.A., acting as the transfer agent for Excite, (the "EXCHANGE AGENT") and the Exchange Agent will issue to each tendering holder a certificate for the number of shares of Excite Common Stock to which such holder is entitled pursuant to Section 1.1.1 hereof, and Excite will distribute any cash payable under Section 1.2.

                 6.2.3 No dividends or distributions payable to holders of record of Excite Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Matchlogic Certificate(s) until the holder of the Matchlogic Certificate(s) surrenders such Matchlogic Certificate(s), or if such certificates are lost, stolen or destroyed, provides an indemnity reasonably acceptable to Excite. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Matchlogic Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Excite Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                 6.2.4 All Excite Common Stock delivered upon the surrender of Matchlogic Capital Stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Matchlogic Capital Stock. There will be no further registration of transfers on the stock transfer books of Matchlogic or its transfer agent of the Matchlogic Capital Stock. If, after the Effective Time, Matchlogic Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 6.2.

                 6.2.5 Until certificates representing Matchlogic Capital Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Excite Common Stock into which the Matchlogic Capital Stock will have been converted, reduced by the number of shares withheld as Escrow Shares.

                 6.2.6 Certificates which are not presented to Excite's Exchange Agent within one (1) year after the Closing shall be canceled and the holder thereof will no longer be entitled to receive any Excite securities in consideration thereof.

         6.3 Assumption of Matchlogic Options and Matchlogic Warrants. Promptly after the Effective Time, Excite will notify in writing each holder of an Matchlogic Option or Matchlogic Warrant of the assumption of such Matchlogic Option or Matchlogic Warrant by Excite, and the number of shares of Excite Common Stock that are then subject to such option or warrant, as the case may be, and the exercise price of such option, as determined pursuant to Section
1.1 hereof.

7.       CONDITIONS TO OBLIGATIONS OF MATCHLOGIC

         Matchlogic's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Matchlogic, but only in a writing signed by Matchlogic):

         7.1 Accuracy of Representations and Warranties. The representations and warranties of Excite and Merger Sub set forth in Section 3 shall continue to be true and accurate in all material respects as of the date of this Agreement and Matchlogic shall receive a certificate to such effect executed by each of Excite's and Merger Sub's Chief Financial Officer.

         7.2 Covenants. Excite shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and Matchlogic shall receive a certificate to such effect signed by each of Excite's and Merger Sub's Chief Financial Officer.

         7.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         7.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to, requirements under applicable federal and state securities laws.

         7.5 Opinion of Excite's Counsel. Matchlogic shall have received from counsel to Excite an opinion substantially in the form of Exhibit 7.5.

         7.6 Stockholder Approval. The principal terms of this Agreement and the Certificate of Merger shall have been approved and adopted by Matchlogic Stockholders, as required by applicable law and Matchlogic's Certificate of Incorporation and Bylaws.

         7.7 NASDAQ Listing. Excite shall have obtained approval for listing on the NASDAQ National Market of all shares of Excite Common Stock issuable in connection with the Merger.

         7.8 Board Representation. For a period of two (2) years following the Effective Time, Excite shall invite Pete Estler and Gary Anderson (each an "OBSERVER"), to attend all meetings of the Board in a non-voting capacity and, in this respect, shall give each Observer copies of all notices, minutes, consents and other Board members' materials that it provides to all of its directors; provided, however, (i) that Excite reserves the right to withhold any information and to exclude either or both Observers from any meeting of Excite's Board, or any portion thereof, as is reasonably determined by the chairman of the Board or a majority of the members of the Board to be necessary for purposes of confidentiality, competitive factors, attorney-client privilege or other reasonable purposes; and (ii) that in no event shall the failure to provide to either or both Observers the notice described above invalidate in any way any action taken at a meeting of the Board. In addition, each Observer agrees to hold in confidence with respect to all information so provided and not use or disclose any confidential information provided to or learned in connection with the rights granted under this Section 7.9 other than for purposes reasonably related to such Observer's interest as a shareholder of Excite, and not to the detriment of, Excite.

         7.9 Tax Certificates. Matchlogic shall have received the tax certificate executed by Excite's Chief Financial Officer substantially in the form of Exhibit 1.6A hereto.

         7.10 Tax Opinion. Matchlogic's Stockholders shall have received a legal opinion of Cooley Godward LLP dated as of the Closing Date, to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax certificates executed by the Chief Financial Officers of Excite and Matchlogic in the forms of Exhibits 1.6A-B and the Continuity of Interest Certificates referred to in Section 4.13).

8.       CONDITIONS TO OBLIGATIONS OF EXCITE

         The obligations of Excite and Merger Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Excite, but only in a writing signed by Excite):

         8.1 Accuracy of Representations and Warranties. The representations and warranties of Matchlogic set forth in Section 2 shall continue to be true and accurate in all material respects as of the date of this Agreement and Excite shall receive a certificate to such effect executed by Matchlogic's Chief Executive Officer.

         8.2 Covenants. Matchlogic shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing, and Excite shall receive a certificate to such effect signed by Matchlogic's Chief Executive Officer.

         8.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

         8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to, requirements under applicable federal and state securities laws.

         8.5 Opinion of Matchlogic's Counsel. Excite shall have received from counsel to Matchlogic, an opinion substantially in the form of Exhibit 8.5.

         8.6 Consents. Excite shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Matchlogic Schedule of Exceptions or as otherwise set forth on Exhibit 8.6 hereto, except for such consents and approvals thereof as Excite and Matchlogic shall have agreed shall not be obtained, as contemplated by the Excite Schedule of Exceptions.

         8.7 Requisite Approvals. The principal terms of this Agreement and the Certificate of Merger shall have been approved and adopted by the holders of no less than ninety five percent (95%) of Matchlogic Capital Stock required under the Certificate of Incorporation, bylaws and applicable laws and by the unanimous approval of Matchlogic's Board of Directors.

         8.8 Dissenting Shares. There shall be no more than five percent (5%) Dissenting Shares.

         8.9     Affiliates Agreements and Matchlogic Stockholder
Representations. Matchlogic shall have delivered to Excite the letter required by Section 4.12 naming all persons who are Significant Stockholders for purposes of Section 4.12 and all persons who are "affiliates" of Matchlogic for purposes of Rule 145 under the Securities Act, and each such person shall have executed and delivered an Matchlogic Affiliates Agreement to Excite in accordance with Sections 4.12.

         8.10 Pooling. Excite's accounting firm, Ernst & Young LLP ("EXCITE'S AUDITORS"), shall have received from Matchlogic and such relevant officers, directors and/or employees of Matchlogic, such certificates, letters and other relevant due diligence information, in form and substance satisfactory to Excite's Auditors, to allow Excite's Auditors to determine that there are no facts concerning Matchlogic that would preclude Excite from accounting for the Merger as a pooling of interests, and Excite shall have received either: (i) from Excite's Auditors a letter, in form and substance satisfactory to Excite, regarding the appropriateness of "pooling of interests" accounting treatment for the Merger under APB No. 16, if closed and consummated in accordance with this Agreement, or (ii) a determination by the SEC that pooling- of-interests accounting treatment for the Merger is appropriate. Such letter from Excite's Auditors shall be issued to Excite in final form no later than two (2) days prior to the Closing. The SEC shall not have otherwise disapproved of the treatment by Excite of this transaction as a "pooling of interests" for accounting purposes.

         8.11 Resignation of Directors and Officers. The directors and executive officers of Matchlogic in office immediately prior to the Effective Time of the Merger shall have resigned as directors and executive officers of the Surviving Corporation effective as of the Effective Time of the Merger.

         8.12 Investor Representation Letters and Investor Suitability Questionnaires. Excite shall have received completed and executed Investor Representation Letters and Investor Suitability Questionnaires from each Matchlogic Stockholder which are reasonably satisfactory to Excite.

         8.13 Tax-Free Reorganization. Excite shall have received the tax certificate executed by Matchlogic's Chief Financial Officer in the form of
Exhibit 1.6B and the Matchlogic Affiliates Agreement executed by each affiliate in the form of Exhibit 4.11, which are all reasonably satisfactory to Excite.

        8.14 Termination of Rights. Any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any Matchlogic Stockholder shall have been terminated or waived as of the Closing.

9.       TERMINATION OF AGREEMENT

         9.1     Prior to Closing.

                 9.1.1 This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

                 9.1.2 Unless otherwise agreed by the parties hereto, this Agreement will be terminated if the Closing shall not have occurred on or before March 15, 1998.

         9.2 At the Closing. At or prior to the Closing, this Agreement may be terminated and abandoned:

                 9.2.1 By Excite if any of the conditions precedent to Excite's obligations set forth in Section 8 above have not been fulfilled or waived at and as of the Closing; or

                 9.2.2 By Matchlogic if any of the conditions precedent to Matchlogic's obligations set forth in Section 7 above have not been fulfilled or waived at and as of the Closing.

                          Any termination of this Agreement under this Section
9.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

         9.3 No Liability. Any termination of this Agreement pursuant to this Section 9 will be without further obligation or liability upon any party in favor of the other party hereto other than except as set forth herein and the obligations provided in Sections 10.2, 11.8 and 11.16 and in the Nondisclosure Agreement between Matchlogic and Excite dated March 27,1997, as amended (the "NON-DISCLOSURE AGREEMENT"), which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of Matchlogic and Excite to use their best efforts to cause the Merger to be consummated, as set forth in Sections 4.10 and 5.3 hereof, respectively.

10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

         10.1 Survival of Representations. All representations, warranties and covenants of Matchlogic, Excite and Merger Sub contained in this Agreement will survive the Effective Time and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the end of the Escrow Period, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period), provided however, that representations, warranties and covenants involving intentional fraud or willful misconduct shall survive the Closing without the limitations of subsections (a) or (b) above.

         10.2    Agreement to Indemnify.

                 10.2.1 Subject to the limitations set forth in this Section 10, Matchlogic and its Stockholders will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, liability, damages and/or costs including, but not limited to, attorneys fees (hereinafter referred to as "DAMAGES"):

                          (a)     arising out of any misrepresentation or
breach of or default in connection with any of the representations, warranties and covenants given or made by Matchlogic and the Principal Stockholders in this Agreement or in any certificate, document or instrument delivered by or on behalf of Matchlogic pursuant hereto; and

                          (b)     with respect to each Matchlogic Stockholder
and only to the extent of such Stockholder's pro rata share of the Escrow Shares, all Damages resulting from any failure of such Matchlogic Stockholder to have good, valid and marketable title to the issued and outstanding Matchlogic Capital Stock held by such stockholder, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Matchlogic Capital Stock in favor of the Merger and the other transactions contemplated by the Certificate of Merger.

                 10.2.2 Other than for liability for breaches of representations, warranties, and covenants involving intentional fraud or willful misconduct, each Matchlogic Stockholder's (including each Principal Stockholder) maximum individual liability shall be his, her or its pro rata share of the Escrow Shares. The remedies set forth in this Section 10.2 shall be the exclusive remedies of Excite and the other Indemnified Persons hereunder against any Matchlogic Stockholder.

                 10.2.3 Excite will indemnify, defend and hold harmless Matchlogic, its affiliates, stockholders, officers, directors, employees, consultants and agents from any and all claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from Excite's breach of any of the representations and warranties set forth in Section 3 of this Agreement.

         10.3 Limitation on Indemnity Obligations of Matchlogic Stockholders. Notwith- standing any provisions of this Agreement to the contrary and notwithstanding the fact that (i) the Principal Stockholders and Gary Anderson are parties to this Agreement and are making representations and warranties herein and (ii) that non-Principal Stockholders are not parties to this Agreement are not making representations and warranties herein, all obligations of Matchlogic Stockholders (whether Principal or non-Principal) shall be limited solely to such

Matchlogic Stockholder's pro-rata share of the Escrow Shares, subject to the following sentence. In addition to such Matchlogic Stockholder's pro rata share of the Escrow Shares, each Matchlogic Stockholder shall be fully liable to the Indemnified Persons for any Damages relating to such Matchlogic Stockholder's willful misconduct or intentional fraud in connection with the representations and warranties set forth herein and the transactions contemplated under this Agreement and in connection with the Merger without limitation.



11.      MISCELLANEOUS

         11.1 Governing Law. The internal laws of the State of Delaware (irrespective of its conflict of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         11.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto and any attempt to do so will be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories.

         11.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         11.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Matchlogic Stockholders; but, after such approval, no amendment will be made which by applicable law requires the further approval of the Matchlogic Stockholders without obtaining such further approval.

         11.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         11.8 Expenses. In the event that the transaction is not consummated, each party to this Agreement will be responsible for its own fees and expenses in connection with the proposed Merger. In the event that the Merger is consummated, Excite will be responsible for its own fees and expenses and for Matchlogic's reasonable fees and expenses in connection with the transaction, including reasonable fees and costs of its counsel and accountants.

         11.9 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of the suit, and not as damages, reasonable attorneys' fees, including without limitation, costs, expenses and fees on any appeal.

         11.10 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by registered or certified mail, postage prepaid, by telecopy or by nationally recognized courier service, and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

                 (i)      If to Excite:

                          Excite, Inc.
                          555 Broadway
                          Redwood City, CA  94063
                          Facsimile:  (650) 568-6039
                          Attention:  Chris M. Vail, Esq.

                          With a copy to:

                          Fred M. Greguras, Esq.
                          John W. Kastelic, Esq.
                          Fenwick & West LLP
                          2 Palo Alto Square
                          Palo Alto, CA  94306
                          Facsimile:  (415) 494-0674

                 (ii)     If to Matchlogic:

                          Matchlogic, Inc.

                          Boulder, CO
                          Attention:  President

                          With a copy to:
                          James H. Carroll, Esq.
                          Cooley Godward LLP
                          2595 Canyon Boulevard, Suite 250
                          Boulder, CO  80302-6737
                          Facsimile:  (303) 546-4099


or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.10.

         11.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

         11.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

         11.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         11.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement, except that the Matchlogic Stockholders may enforce the representations, warranties and indemnities of Excite and Merger Sub made hereunder during the period that such representations and warranties survive as provided in Section 10.1 hereof.

         11.15 Public Announcement. Upon execution of the Agreement by both parties, and until the consummation of the Merger, all press releases and other public and private communications shall be made by the parties only with the prior mutual written consent of Matchlogic and Excite, except that Excite may make such disclosures as are required by applicable law, provided, however, that a copy of such disclosure shall first be submitted to Matchlogic within a reasonable time period prior to the dissemination thereof.

     11.16 Confidentiality. Excite and Matchlogic each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Excite and Matchlogic each agree (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions, and (c) comply fully with the terms of the Non Disclosure Agreement. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

     11.17 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties other than the Nondisclosure Agreement between Matchlogic and Excite dated March 27,1997. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXCITE, INC.                             MATCHLOGIC, INC.

("EXCITE")                               ("MATCHLOGIC")

By: /S/ Robert C. Hood                   By:  /S/ Pete Estler
   --------------------------------         --------------------------------

Name:   Robert C. Hood                   Name:    Pete Estler
     ------------------------------            -----------------------------

Its:    EVP - CFO                        Its:    President and CEO
    -------------------------------          -------------------------------

XCITE MERGER CORPORATION

("MERGER SUB")

By: /S/ Robert C. Hood
   --------------------------------

Name:   Robert C. Hood
     ------------------------------

Its:    President
    -------------------------------

WITH RESPECT TO SECTIONS 1.6, 2, 4.4, 4.10 AND 10 ONLY:



TL VENTURES III OFFSHORE L.P.

BY:      TL VENTURES III OFFSHORE PARTNERS L.P.
         ITS GENERAL PARTNER

BY:      TL VENTURES III OFFSHORE LTD.,
         ITS GENERAL PARTNER


By: /S/ Gary J. Anderson
   --------------------------------

Name:   Gary J. Anderson
     ------------------------------

Its:    General Partner
    -------------------------------



TL VENTURES III L.P.

BY:      TL VENTURES III MANAGEMENT L.P.
         ITS GENERAL PARTNER

BY:      TL VENTURES III LLC,
         ITS GENERAL PARTNER



By: /S/ Gary J. Anderson
   --------------------------------

Name:   Gary J. Anderson
     ------------------------------

Its:    General Partner
    -------------------------------



TL VENTURES III INTERFUND L.P.

BY:      TL VENTURES III LLC,
         ITS GENERAL PARTNER


By: /S/ Gary J. Anderson
   --------------------------------

Name:   Gary J. Anderson
     ------------------------------

Its:    General Partner
    -------------------------------




INTERNET CAPITAL GROUP, L.L.C.


By: /S/ Kenneth A. Fox
   --------------------------------

Name:   Kenneth A. Fox
     ------------------------------

Its:    Managing Director
    -------------------------------




            [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION]

WITH RESPECT TO SECTIONS 1.6, 2, 4.4, 4.10 AND 10 ONLY:



SEQUEL LIMITED PARTNERSHIP

BY:      SEQUEL LIMITED PARTNERS, L.L.C.,
         GENERAL PARTNER

By:
   --------------------------------

Name:
     ------------------------------

Its:
    -------------------------------




SEQUEL EURO LIMITED PARTNERSHIP

BY:      SEQUEL LIMITED PARTNERS, L.L.C.,
         GENERAL PARTNER

By:
   --------------------------------

Name:
     ------------------------------

Its:
    -------------------------------




DATA STRATEGIES INC.

By:  /S/ Pete Estler
   --------------------------------

Name:    Pete Estler
     ------------------------------

Its:
    -------------------------------




WITH RESPECT TO SECTION 1.3 AND 7.9 ONLY:

GARY ANDERSON


   /S/ Gary Anderson
-------------------------------
         Signature





           [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION]

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit A                       Certificate of Merger

Exhibit 1.1.2                   Conversion List of Matchlogic Options

Exhibit 1.3                     Escrow Agreement

Exhibit 1.5.1A                  Registration Rights Agreement

Exhibit 1.6A                    Excite Officer's Tax Certificate

Exhibit 1.6B                    Matchlogic Officer's Tax Certificate

Exhibit 2.0                     Matchlogic Schedule of Exceptions

Exhibit 2.3                     List of all holders and numbers held of Matchlogic Capital Stock, Matchlogic Options and
                                Matchlogic Warrants

Exhibit 2.8                     Matchlogic's 1997 Financial Statements and December 1997 Financial Statements

Exhibit 2.11                    Material Agreements

Exhibit 2.12                    Matchlogic IP Rights Agreements and applications, registration and filings to protect
                                Matchlogic IP Rights and related disclosures

Exhibit 2.15.1                  Employment Contracts and Consulting Agreements

Exhibit 2.15.3                  Matchlogic Employee Plans

Exhibit 2.15.6                  Matchlogic Benefit Arrangements

Exhibit 2.15.12                 List of all Employees, Officers and Consultants of Matchlogic

Exhibit 3.0                     Excite Schedule of Exceptions

Exhibit 4.4                     Form of Voting Agreement

Exhibit 4.12                    Matchlogic Affiliates Agreement

Exhibit 4.13                    Matchlogic Continuity of Interest Certificate

Exhibit 5.4                     Excite Affiliates Agreement

Exhibit 7.5                     Form of Opinion of Excite's Counsel

Exhibit 8.5                     Form of Opinion of Matchlogic's Counsel

Exhibit 8.6                     Third Party Consents